Exhibit No. 99.1

Transcript of the earnings conference call

for the first quarter fiscal year 2009

ended September 30, 2008.

Operator

Good day ladies and gentlemen, and welcome to the First Quarter 2009 MXenergy Earnings Conference Call.  My name is Letrice, I will be your coordinator for today’s conference.  At this time all participants are in a listen only mode.  We will be facilitating a question and answer session towards the end of this call.  If you require operator assistance please press star followed by zero and a coordinator will be happy to assist you, at this time I would like to turn over the presentation over to your host for today’s call Ms. Robi Artman-Hodge, Executive Vice President, please proceed

Robi Artman-Hodge – Executive Vice President, MXenergy Holdings Inc.

Thank you Letrice and good morning.  I’m Robi Artman-Hodge, Executive Vice President of MXenergy Holdings Inc.

Today we will be reviewing our financial results for the first quarter ended September 30, 2008.  During the call, MXenergy Holdings Inc. may also be referred to as MXenergy, the Company, we or us.

Before we begin though, I would like to remind you that certain statements made during the conference call which are not based on historical facts may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements.  Such factors include those risks described in our Annual Report on Form 10 - K for the year ended June 30, 2008 and in our current report on Form 10 - Q for the quarter ended September 30, 2008.  All the information is current as of the date of this call, and the Company undertakes no duty to update this information.

We will take questions at the end of the call.  Due to SEC disclosure regulations, we will be limited to commenting on information that has already been made available to the public by the Company.  We will not be able to address events occurring after September 30, 2008 which have not previously been disclosed.

I’m joined today by Jeffrey A. Mayer, President and Chief Executive Officer of MXenergy and by Chaitu Parikh, our Chief Financial Officer.  And now, I’ll turn over the call to Jeffrey A. Mayer for an overview of our operating results for our first quarter fiscal year 2009.

Jeff Mayer-MXenergy-President

Thank you, Robi, and good morning everyone.  Thanks for joining us today.  Today we are reviewing our results for the first quarter ended September 30, 2008.

As you are aware, the first quarter of our fiscal year is typically our weakest quarter due to lower natural gas consumption over the summer months.  Though our electricity business does help offset the seasonality of our natural gas operations, it still represents a small, although growing, portion of our overall customer base.  Our results for the first quarter of fiscal year 2009 were no different in that respect.  However, this fiscal year’s first quarter was also significantly impacted by unprecedented decreases in commodity prices as I’ll explain.

The Company’s financial position, results of operations and overall liquidity position are impacted by increases and decreases in natural gas and electricity prices.  Natural gas prices were sharply lower during the three months ended September 30, 2008 which had the following key impacts on operations and liquidity, particularly in the natural gas business segment, and I’m going to identify four key impacts –

First, higher unrealized losses from risk management activities in the consolidated balance sheets and the consolidated statements of operations resulting from lower market values of derivative instruments we utilize to reduce the Company’s exposure to changes in natural gas prices;

Second, net unrealized losses in derivative instruments in excess of $25 million which resulted in an increase in $10 million in the required collateral we must post under our Hedge Facility;

Third, a decline in the fair market value of our inventory which reduced availability under our borrowing base and thereby limited our ability to post letters of credit as collateral with suppliers and hedge provider leading to negotiations over material amendments to our credit facility; which we’ll explain in a moment;

Fourth increased cost of goods sold resulting from lower valuation of inventories during the quarter.

The impact of lower inventory value and higher unrealized losses should be fully or partially offset in future periods by higher gross profit, as physical gas is delivered to variable and fixed price customers during the remaining term of their contracts.

It is important to understand that from June 30, 2008 through the months of October and November 2008, natural gas prices experienced an unprecedented decline.  The approximately 50% decline in market prices had a corresponding impact on the value of inventory used as collateral under the borrowing base for our revolving credit facility.  As we approach the winter months, our utilization of letters of credit increases as the volume of gas purchases is higher and many utilities increase credit requirements

In order to meet the ongoing credit needs of our operations, we obtained amendments of the Revolving Credit Facility which provides for additional availability until we are able to realize the gross profit that is anticipated from our variable and fixed price customers over the winter months.

In addition, we entered into amendments under the Hedge Facility which also facilitated the amendment under the Revolving Credit Facility.

In connection with the amendment under the Revolving Credit and Hedge facilities, the Company obtained bridge loans from two of our institutional investors Denham Commodity Partners, LP, Charter MX LLC, as well as certain members of the senior management team totaling $10.4 million of additional debt finance.

Chaitu will go into some of the details around the Revolving Credit Facility amendment.  In the meantime, I would like to focus on some of the requirements under the revolving credit facility -

Under the terms of the amendment, we must either -

(1)  terminate or re - finance our obligations under the Revolving Credit Facility; or (2) obtain an equity contribution of at least $75.0 million.

We must meet certain milestone dates related to the termination, refinancing or equity contribution as I just said.

First, we must retain an investment bank by December 15, 2008 to facilitate the termination, refinancing or equity contribution I just noted. ; Second, we must deliver a plan to accomplish these objectives by December 31th.  Third, we must deliver an executed, non - binding letter of intent related to these objectives by February 15, 2009, which shall not contemplate any form of financing from any of the lenders under the Revolving Credit Facility.  Fourth, we must deliver an executed contract to meet these objectives by March 31th.  And fifth, we must consummate the termination, refinancing or equity contribution by May 31, 2009.

We are considering all of our options to ensure that we meet these target dates.

Now, let’s review our financial results for the quarter ended September 30, 2008.

Adjusted earnings before interest, tax, depreciation and amortization, stock compensation and unrealized gains or losses from risk management activities, which we refer to as “Adjusted EBITDA”, was a loss of $10.3 million as compared with a loss of $9.2 million for fiscal year 2008.  The Adjusted EBITDA reduction stemmed primarily from a drop in natural gas gross profits which was partially offset by an increase in electricity gross profits and a reduction in operating expenses.

We experienced a drop in natural gas gross profits of approximately $4.7 million, or 90%, for the first quarter fiscal year 2009 as compared with the same quarter fiscal year 2008.  Though the volumes of natural gas delivered for the quarter were greater by about 695,000 MMBtus than the same period in fiscal 2008, gross margins were impacted by the lower inventory valuations I mentioned earlier.

Our electricity business also grew, both in terms of RCE’s served and our gross profit margin.  Electricity RCE’s grew to 99,000 at September 30, 2008 as compared to 55,000 at September 30, 2007, a growth of 80%.  Increased growth came from traditional organic sales channels and was experienced in all of our electricity territories.  Gross profit margins in electricity increased by about $1.9 million at quarter ended September 30, 2008 as compared with the prior year period due primarily to the 98% increase in MWhrs sold this fiscal quarter as compared to the same period last year.

Operating expenses were lower by about $1.7 million for this quarter as compared with the same quarter in fiscal year 2008.  You may recall that last year our operating expenses were ramped up by increased staff headcount and other costs to expand our operating systems and enhance our overall control environment in information technology and financial reporting for the purpose of quickly becoming SOX compliant, which we did as of June 30.  We did not expect certain of these costs to be recurring this year and are experiencing part of that reduction in this first quarter.  Additionally, for the same quarter fiscal year 2008, we engaged in an intensive marketing campaign in Georgia for which expenses were substantively reduced for the remainder of fiscal year 2008. We chose not to engage in a similar marketing campaign in our first quarter 2009.

During this past year we experienced strong marketing results -

Total RCE’s of 675,000 at September 30, 2008 reflected an increase of 64,000 (or a little over 10%) of total RCE’s at September 30, 2007. This growth was a result of the expansion of our door - to - door marketing channel and strong organic growth in our electricity business.  I’ve discussed these channels in prior calls.  Recall also that in August 2008 we commenced a multilevel marketing initiative with Zurvita that is meeting our expectations and is currently active in five states.

Though growth is good, we are taking a cautious approach to growth in these uncertain economic times.  In particular, we are intensifying the scrutiny of customer credit worthiness, which of course has always been very important to us.  Additionally, we have shortened the tenor of many of the fixed priced products offered.  Realize that even if receivables are guaranteed by a utility, if a fixed priced customer defaults and is shut off, MXenergy is exposed to price fluctuations that could arise from the remaining volumes that were purchased or hedged in advance for that customer. Of course, we would still receive payment for volumes already delivered to that customer from the guaranteeing utility.

As mentioned on our last call, two of the utilities behind which we serve customers have or will be transitioning to guaranteed receivable programs during our fiscal year 2009.  Keyspan will begin a purchase of receivables program (sometimes called the POR program) this quarter for customers in New York City; the Long Island customers will fall under POR sometime during calendar 2009.  For our electricity customers in Massachusetts, the state recently passed legislation requiring the utilities to implement a POR program in early calendar 2009.  These actions should improve the collectability of customer accounts receivable and make growth in these markets more attractive.

Average annual in - contract attrition was approximately 30% for the three months ended September 30, 2008, which is higher than the 22% average in - contract customer attrition we experienced for the three year period ended June 30, 2008.  Higher in - contract attrition, and I distinguished in - contract from renewal attrition of course, higher in - contract attrition for the current quarter was primarily due to a steep drop in competitive market prices for electricity resulting in an unusually high rate of fixed rate customers who decided to terminate their contracts with us in favor of lower rates offered by certain of our competitors in the market.  However, note we also added a significant number of new customers in various markets who decided to migrate to us from certain competitors whose prices were higher than ours during the same three - month period, which we believe will offset the expected long - term impact of higher attrition during the current quarter.

On October 9, 2008, we closed on a portfolio of natural gas customers in Georgia from an insolvent marketer that had filed for bankruptcy.  The acquisition was completed at a cost that is less than what we would incur under our organic marketing channels.  As is typical for acquisitions, we expect as always some attrition in the number of accounts that we acquired during, in that acquisition.

I will now turn the call over to Chaitu Parikh, our Chief Financial Officer, for a more detailed discussion of our financial results for the quarter ended September 30, 2008.

Chaitu Parikh-MXenergy-CFO

Thank you, Jeff.

For purposes of this commentary, I will address our results of operations on an “Adjusted EBITDA” basis, this excludes the effects of interest, income taxes, depreciation, amortization and stock compensation expenses, as well as unrealized gains and losses from risk management activities.  We believe that Adjusted EBITDA is a better measure for assessing results from ongoing operations of our business.

Adjusted EBITDA for the quarter ended September 30, 2008 was a loss of $10.3 million, which was about 12% lower than the same period in the prior fiscal year.  Lower adjusted EBITDA was due primarily to the impact of lower natural gas prices during the quarter.  The decline in natural gas prices resulted in significant adjustments to reduce the recorded value of natural gas inventories on the balance sheet, including an adjustment of approximately $7.2 million as a result of applying our valuation model for calculating the lower of cost or market value for inventories, with a corresponding increase in natural gas cost of goods sold in the statement of operations.  This negative impact was offset by $1.9 million of higher electricity gross profit and $1.7 million of lower operating expenses in the first quarter of fiscal year 2009 as compared with the same period in the prior fiscal year.

I would like to emphasize however–that the $7.2 million adjustments that we recorded to reduce the value of natural gas inventories during the quarter ended September 30, 2009 resulted in a lower average cost in inventory.  Therefore, the impact of these adjustments in the current quarter should be fully or partially offset during the winter months by lower cost of natural gas sold and higher gross profit as physical gas is delivered to variable and fixed price customers during the remaining term of their contracts.

Excluding the impacts of the inventory valuation adjustments noted earlier, natural gas gross profit for the period actually increased $2.5 million or 49% during the current quarter, as compared to the same period in the prior fiscal year.  The primary factors that contributed to the increase in natural gas gross profit included 16% increase in volume of natural gas sold in the first quarter, as compared to the same period in the prior year, due to an increase in average natural gas RCEs we served this quarter; and also due to higher gross profit per MMBtu of natural gas sold, which was $1.52 for the current period, compared with $1.18 for the same quarter in the prior fiscal year.

Electricity sales and gross profit increased approximately 174% and 85%, respectively, in the first quarter of fiscal year 2009, as compared to the prior fiscal year, due primarily to an increase of approximately 51,000 (or 109%) in average electricity RCE’s we served.  We increased our electricity in all of the markets that we are servicing.

Total operating expenses decreased $1.4 million or 6% in first quarter of fiscal year 2009 as compared to the same period in the prior fiscal year.

General and administrative expenses were $2.2 million lower in the current quarter principally due to non - recurring expenses incurred during the same period in fiscal year 2008 to enhance financial and information technology controls in an effort to become SOX compliant;

Advertising and marketing costs were $1.3 million lower for the current quarter due to the shifting of our marketing focus and resources towards direct sales and marketing activities which resulted in a higher deferral of direct marketing costs.  In addition, a significant marketing campaign conducted in Georgia during the first quarter of fiscal year 2008 was not repeated this year.

Reserves and discounts increased $1.1 million for the current quarter due in part to higher sales in markets where LDCs do not guarantee customer accounts receivable, and in part to our decision to increase the allowance for doubtful accounts, due to the current economic environment.

Depreciation and amortization increased approximately $1.0 million in the quarter ended September 30, 2008 as compared to the same period prior year, principally due to higher amortization of customer acquisition costs resulting from a general increase in customers and our shift to direct marketing activities, which are generally capitalized.

Net interest expense decreased $2.5 million (27%) for the quarter ended September 30, 2008, as compared with the same period in the prior fiscal year.  The majority of our interest expense is associated with our Senior Notes.  Our average interest rate associated with the Senior Notes decreased to 10.65% for the current quarter as compared with a rate of 12.84% for the same period in the prior fiscal year.  In addition, mark to market adjustments associated with interest rate swaps used to manage our exposure to fluctuations in the variable rate on the Senior Notes resulted in a $0.6 million reduction in interest expense during the first quarter of fiscal year 2009, as compared with an increase to interest expense of $1.8 million for the same period in the prior fiscal year.

During the first quarter ended September 30, 2008, our cash and cash equivalents decreased $50.6 million to a balance of $21.3 million at the end of the period.  Approximately $55.5 million of cash was used for operating activities during the period, which reflected a $14.3 million change from the $41.2 million used for operations for the same period in prior fiscal year.  Of this overall increase in cash used in operating activities, approximately

$10.0 million was used to fund higher net working capital needs, including natural gas inventories, net of higher accounts payable and accrued expenses, and

$4.3 million primarily was due to lower operating profit excluding unrealized gains or losses from risk management activities and non - cash expenses such as depreciation, amortization and stock compensation expense.

Cash was also used in or provided by the following material investing and financing activities during three months ended September 30, 2008 -

$6.7 million was used for investment in customer acquisition costs, and

$12 million was provided by borrowings under the Denham Credit Facility, which was requirement under the renewal we did to our Revolving Credit Facility at September 30, 2008.

Other than cash generated from sales to customers, our primary source of liquidity is our Revolving Credit Facility, which we primarily use to post letters of credit required to effectively operate the business.  At September 30, 2008, the total available borrowing base under our Revolving Credit Facility was $145.6 million, of which $129.5 was utilized in the form of outstanding letters of credit.  At June 30, 2008, the total availability under the Revolving Credit Facility was $193.9 million, of which $147.9 million was utilized in the form of outstanding letters of credit.

On November 17, 2008, we completed material amendments to our Revolving Credit Facility.  Jeff has already addressed some of the key requirements of this amendment.  Other material amendments include the following items -

The maximum amount that may be borrowed under the Revolving Credit Facility was reduced on the closing date to $245.0 million, and will be further reduced on the following schedule -  As of March 31, the facility size will be reduced to $225.0 million; As of April 30th, it will be reduced to $200.0 million; $175.0 million effective May 31, 2009; and again in June 30, $125.0 million to the end of the maturity date of the Revolving Credit Facility. To offset the decline in the value of inventory the borrowing base was increased by $35 million on the effective date of the Amended Revolving Credit Agreement and it will step down to zero through March 2009.  The margin, in addition to margin added to base rate loans, was increased by one percentage point while the additions to the applicable borrowing base that I just noted are effective. The aggregate outstanding principal amount of cash advances under the Revolving Credit Facility is also limited to $20.0 million.  In addition certain financial covenants were revised including, tangible net worth, interest coverage, minimum cash and borrowing base levels after April 30, 2009.

I will now turn the call back to Jeffrey A. Mayer.

Jeffrey A. Mayer - MXenergy—President

Thank you, very much Chaitu.  And again, let me thank our listeners for joining us as well as for your ongoing interest in our company.  I’ll open the call up to questions now.  Operator can you please explain the process?

Operator – Gives instructions.

Our first question comes from the line of Maryana Kushnir, please proceed.

Maryana Kushnir  - Hi, I have a number of questions to really clarify this amendment. First of all, what triggered, what covenants specifically triggered November 17th Amendment, because if I am reading correctly they were going to be in default.

Chaitu Parikh – Well, effectively what triggered the requirements for amendment is the value of inventory, which forms the collateral under the borrowing base, had declined significantly from the cost that we had actually incurred to acquire that inventory.  As a result of the decline in the value, we were experiencing a reduction in a borrowing base availability, to a point where we were unable to continue to meet all of our credit obligations to purchase natural gas. We went to the…

Maryana Kushnir – What is the number for that borrowing base?  Current borrowing base?

Chaitu Parikh  – I’m not sure what you mean by what is that current number.  What we went back to the lenders with is a request for is an over advance, a request for over advance schedule and they added $35 million to our borrowing base, to account for the decline in value of inventory that we just recently experienced.

Maryana Kushnir – OK, well, since we know what the borrowing base was as of September 30, but there was a significant decline since then which prompted you to go to the banks.  So, what’s the most recent borrowing base, you know, before this amendment?

Chaitu Parikh – Well, obviously it is not disclosed, the most recent numbers.  We only disclose the numbers through the end of September.

Maryana Kushnir – But…I mean, it’s kind of important for us to know to understand the situation.

Chaitu Parikh   – All I can tell you Maryana is that we requested and we have received from the banks an amendment of a $35 million increase to our borrowing base, and that $35 increase reduces as we go through the winter as we are able to realize the value from that inventory by delivering gas to our customers and converting that by just going through our normal operating cycle.

Maryana Kushnir – OK but this $35 million increase versus the borrowing base were determined at the point where you were talking to the banks correct?

Chaitu Parikh – Is as of the effective date of the amendment.

Maryana Kushnir – OK, and that’s the number that you can’t disclose.

Chaitu Parikh  – All, yeah, all I’m telling you is that we increased the availability under our borrowing base by $35 million.  That $35 million increase declines as we go through the winter.  Then it goes down to zero.  Once we go through the winter we are back operating under our normal borrowing base covenants.

Jeffrey A. Mayer – and just to reemphasize Maryana, this is a timing issue.  As the borrowing base, as you may or may not realize. does not reflect gains on hedges or the value of fixed priced contracts. Those gains would in many lending facilities be reflected in the collateral pool, but in this case those gains are in the hedged facility and not in the lenders borrowing base, so therefore we have this timing issue and they float through to the next month or two.

Maryana Kushnir – OK, and then you stated that earnings were also impacted by your inability to post an L of C.  So what’s that shortfall? Can you provide us the number? How much were you missing?

Chaitu Parikh – We never said that earnings were impacted because of our inability to post LCs. That’s not what we said. We said that earnings were impacted because there was a decline in commodities prices during the quarter, and as a result of applying a lower cost or market test  on our inventory, we recorded a $7.2 million dollar charge to earnings to reduce the value of that inventory at the end of September.

Maryana Kushnir – OK. Maybe I misread it.  So are you saying, are you.. Do you have enough capacity to post LC’s to run your day to day business as of now?

Chaitu Parikh – Yes.

Maryana Kushnir – OK, and then I was saying, regarding this milestone in the agreement, so what happens if you don’t hit any of these milestones?

Chaitu Parikh – It would be considered an event of default for the Credit Facility.

Maryana Kushnir –OK, and then just to clarify, the credit facility closed as of November 17th is that correct?

Chaitu Parikh   – That’s Correct [edited for clarification.  The most recent Amendment to the Revolving Credit Facility Closed on November 17th.]

Maryana Kushnir   – OK, and then this negative EBITDA test for three months ended September 30th and three months ended October, an amendment was done as of November 17th.  So I just wanted to clarify how we should be looking at that number since the negative EBITDA from the 30th is not today much larger than negative $5 allowed.  So is that relevant at all at this point?

Chaitu Parikh –It is relevant in that it was a covenant that was in the credit facility that we amended. I mean it’s relevant that we amended it. The reason why that covenant was amended is that our summer operations typically are sort of at the low point in our seasonality and we typically don’t have earnings during the summer months. And this covenant, which only is triggered in the event of borrowing base availability drops to below $30 million, with the decline in the inventory value, actually got triggered in the summer which was typically not the time that we would be testing this covenant.  It really would be a test in the winter months. So as a result we had to ask for an amendment.

Maryana Kushnir – OK, I understand and then, OK, let me get back in the queue. Maybe I will ask some other questions later.

Jeffrey A. Mayer – Thanks, Maryana.

Chaitu Parikh – Thank you.

Operator –Ladies and Gentlemen, once again that is star 1 to ask a question.

Operator –and there are no further questions, thank you.

Operator –We do have one question from Dohyun Cha, please proceed.

Dohyun Cha – Hi guys, I was wondering first if you could give us the extent to what’s been going on in the last few weeks of the heating season, what started and also want to get a better sense of what kind of a commodity price environment would yet put you in a position, in a tough position liquidity - wise over the next several months?  I mean, what’s the best case scenario, what’s the worst case scenario?

Jeffrey A. Mayer – Dohyun, let me say that the first question, of course we can’t give you any forward looking numbers, but I think it’s obvious that we’ve seen some below normal temperatures which to us is above normal heating degree days and as you can expect, since prices have dropped sharply there, the gas needed to meet that additional demand of course is being purchase at the lower prices. So, without giving you any advance information, I think that you can see that the market prices are low and volumes are probably a little higher than normal, on the second…

Chaitu Parikh – On the second point, I’m not sure.

Dohyun Cha  – I just want a better understanding of what kind of commodity price assumption you might have based in as your best case, as you’re to trying to hit these milestones and try to improve your liquidity position. Obviously, you know, a steadier kind of increase is an ideal kind of environment for you guys. I’m assuming but right now we are seeing a lot of volatility, so I’m just trying to get a better sense of what you’ve, you know, what kind of scenarios have you kind of looked at as far as a bear case and a bull case when you’re considering how much liquidity you need going into this heating season and over the next several months?

Chaitu Parikh – All right, in terms of what case did we run, we really looked at current commodity prices running and then, in terms of running stress cases, we really looked at environmental prices are increasing and environments prices are decreasing throughout the winter period to assure that we felt we had the right level of liquidity in all of our operations.

Jeffrey A. Mayer – and I think the fact that the banks agreed to the amendments is a reflection of the comfort level that we all have about the stress cases.  Obviously, the borrowing base shrinks with lower prices and grows with higher prices. But, we get what we have to, to adjust for them.

Dohyun Cha - OK, Jeff.  Going back to the first question. I know it’s only been a few weeks, but are you seeing any kind of indication of rising conservation or, given the kind of temperatures that we’re seeing, or are the volumes just about where you are expecting to be? Lower? Higher?  Just want to get an early read.

Jeffrey A. Mayer – Can’t really give you an early read obviously, it would be inappropriate but

Dohyun Cha - I don’t see what’s inappropriate. Just wondering if you’re seeing any impact.

Jeffrey A. Mayer  – well, because

Dohyun Cha  – in behavior in your customers. I’m not asking for numbers.

Jeffrey A. Mayer  – I’m going to try to answer that. The fact is that we have not seen a change in more than anybody else is seeing from some of the press on this. We’re in a somewhat lower price environment than we were last year when there was some speculation that consumption was dropping, likely because of the higher prices and because of the conservations steps. Right now that is not the environment that we’re in, so I can’t quantify that for you. I can just give you an anecdotal impression.

Dohyun Cha - And can you describe what kind of trends you’ve seen in delinquencies or potential  debt of residential versus commercial customers on natural gas?

Chaitu Parikh  – There has been really no significant increase in the bad debt that we’ve experienced, this quarter or the prior quarter. We have, as I mentioned earlier, increased the allowance for doubtful accounts.

Jeffrey A. Mayer – and we also noted that we have tightened up what were already very high credit standards. We, I think one reason that we’ve controlled that in the past is because of our policies on credit reviews and also collections policies.

Dohyun Cha - OK. Have you considered making any changes to your termination fees for residential contracts?

Chaitu Parikh - We did during the quarter. We did make some changes to those termination fees and increased those termination fees.

Dohyun Cha - Sounds like the right choice. I guess lastly, if you can describe what your marketing efforts are really focused on right now given where commodity prices and the environment we’re in right now.

Jeffrey A. Mayer – Well, as we indicated earlier, we continue to have a good deal of success with the channels that we opened up. So we have  ratcheted back a little bit in this economic environment. We also have shortened up the fixed price terms of the contracts, as have many of our competitors. I will now, and I think this is, this is also a proven…

Dohyun Cha - What is really the value proposition that you’re focusing on right now that the curve is kind of flattish?

Jeffrey A. Mayer – When you say it’s flattish, it’s actually and actually still has a little bit of contango going up. While we can take into account basis and other things, we actually continue to sell both variable and fixed, as I’ve noted on earlier calls. This diversification has been actually  a huge benefit to our company, not being dependent on one product or another and that continues to be the case now.  A fixed price is, a price sometimes called price protection product, and is a central part of our brand in providing added value to the customer that many utilities don’t provide.  But in lower price environments, you need to be flexible because some customers are concerned about locking in their prices should they drop some more.  Obviously it goes without saying that in today’s environment with prices being very low, one has an additional sales proposition that one can lock up prices much lower than over the past year or two.

Dohyun Cha - OK, great.  Thanks guys

Jeffrey A. Mayer – Thank you.

Chaitu Parikh – Thank you.

Operator - And a follow up question from Maryana Kushnir. Please proceed Ma’am.

Maryana Kushnir - Hi. A few things on the liquidity front.  Why wouldn’t LC usage drop kind of corresponding with production? I mean not corresponding with lower natural gas?

Jeffrey A. Mayer – Of course it does, but the volumes are also going up going into the winter.

Maryana Kushnir - OK. And is it also because the prices that you’re selling the gas that you’re selling today, the contracts were entered a while ago;, therefore receivables are actually higher?

Jeffrey A. Mayer – The receivables are not a factor in the LCs requirements. The LCs have simply covered the spot gas and as your first questions noticed, as prices come down the actual, the actual per unit price of gas that needs to be collateralized goes down. But the volumes, of course, are higher as you go into the winter months.

Maryana Kushnir - But volumes are not substantially higher let’s say than a year ago.

Jeffrey A. Mayer – Oh, you mean relative to last year?

Maryana Kushnir - Yeah.

Jeffrey A. Mayer – Yeah, they will comparable, but for the additional RCEs that we serve.

Maryana Kushnir - I mean because if we compare year over year, natural gas prices…Maryana Kushnir: So, Natural Gas prices [inaudible]

Jeffrey A. Mayer - If I could interrupt. What you may not be considering is that if we had a similar situation last year where the value, the spot value, of the gas going into the winter was similar to what it was when we injected it, we wouldn’t be having this discussion.  What creates this issue is the fact that the value that inventory drops and the way the borrowing base works, it looks just at the spot value based on the current market prices of the gas in storage and ignores the hedges and the fix price contracts that’s out there. So, therefore, the borrowing base that supports those letters of credit is lower than relative to the size of those letters of credits than it would have been last year.

Maryana Kushnir - OK. There was a disclosure about certain payments under the hedge facility that was required to be made by November 19th. What were those payments?

Chaitu Parikh -  What are those payments?

Maryana Kushnir - Yes, and I think there was a discussion about certain payments were deferred.

Chaitu Parikh - Right. Those payments represent normal settlement payments under our hedge facility as positions are coming to maturity.

Maryana Kushnir - And how much was that, that was deferred and was it settled subsequently?

Chaitu Parikh - I don’t think we disclose what the amounts were, or whether or not we paid them. But if we had not paid those amounts, it would be considered a default. So you can make your own assumptions there.

Jeffrey A. Mayer -But, bear in mind that whenever we settle derivatives contracts, plus or minus, there is an offset in the fixed priced sales contracts that those contracts were designed to hedge. So whatever that number is or was, it is offset by contracts that those settled derivatives were hedging.

Maryana Kushnir -  And you are in compliance with the hedge facility as of today, is that correct?

Jeffrey A. Mayer - If we were not, we would be in default it is safe to note.

Maryana Kushnir - Then, regarding working capital, big drain and one of the significant numbers there was accounts payable, thirty million drain, could you address that?

Chaitu Parikh - We are comparing just the period over the June 30th balance over the September 30th balance.  I think, the only thing that has happened there is, at the end of June commodity prices were very high and as a result we had a significant increase in accounts payable. As prices have dropped, that AP balance has obviously declined as well, so that is just a timing, the result of the change of prices.

Maryana Kushnir - But, it wasn’t fully offset by accounts receivables drops, [Inaudible] I mean if price dropped, I would expect a similar offset.

Chaitu Parikh - Yea, I think there also was a [Inaudible].  Yea, Maryana, I have to get back to you on that to see if I can get you another answer to respond to that.

Maryana Kushnir -Sure. I just want to generally understand better, going forward, given the tremendous volatility what should we expect for working capital. I guess next quarter is still kind of working capital usage quarter. I just want to get a sense of how much that can be, you know?  Last year second quarter you used, I think $33 million in a from increase working capital for the second quarter, so that should we expect similar numbers in second quarter or you know [Inaudible]?

Chaitu Parikh - The seasonality of the business really hasn’t changed. We are servicing more customers this year than we were last year, so you would expect to see, you know, a pro - rata increase on the amount and then you would have to adjust for the change in commodity prices.

Maryana Kushnir - OK. And then, EBITDA to interest test in the credit facility, is that the LCM test?

Chaitu Parikh - It is.

Maryana Kushnir - Right, and regarding the average to EBITDA test is that still the same 4 and then steps down to 3.75?

Chaitu Parikh - That is correct.

Maryana Kushnir - OK. And then, a few other things on the operational side.  Attrition 30%, seems you’ve done a good job of bringing it down and then it just spiked right, you know, so quickly. I just want to understand whether you can quickly go back to something more normal or is that going to continue going forward and secondly, what is the cost to acquire one new RCE based on some of the calculation that I put together with the attrition rate it seems like it’s really high versus the historic average.  I’m calculating it over $200 hundred dollars. I don’t know if you can clarify that.

Jeffrey A. Mayer - Sure, it is high. It is just the first quarter and in circumstances, it arises principally in connection with electricity contracts signed up at historic high prices, and I think it’s a, as I indicated, without editorializing, as I indicated, it is largely offset by contracts that we have also signed up under similar circumstances taking advantage of other customers and through our channels, which have been successful and cost effective. So, you know, I have, yes, it’s a small blimp  given that it has occurred at a time of historic move from some of the highest price in the history to today’s levels, I think it’s understandable.

Maryana Kushnir - OK. And then, cost to acquire RCE.

Jeffrey A. Mayer - Well we never have disclosed the actual cost but we have always encouraged you do the calculations yourself.  I think you’ll find that we’re on track where we are at a cost that is reasonable and I think, as I have said, our marketing channels have been very successful. We regret that we have to throttle back a little bit in this environment, but I hope before long we will be back up and running.

Maryana Kushnir - OK, thank you.

Jeffrey A. Mayer - Thank you, good questions.

Operator - And our next question comes from the line of Matt Weintraub, Morgan Stanley.  Please proceed with Sir.

Matt Hoffman - Hey guys, actually it is Matt Weintraub. How are you?

Chaitu Parikh - Hey Matt.

Jeffrey A. Mayer -  Good.

Matt Weintraub - Just two quick questions. Number one, with respect to liquidity event, seems pretty straight forward, either repayment or refinance the revolver or equity contribution to the company no less that $75 million. Is that equity contribution exclusively, or how should I rephrase that, is it that equity contribution can only be made from the current sponsors or could you have additional equity coming to the company from a third party?

Jeffrey A. Mayer - Oh, absolutely. No restriction. As you noted, two of our current institutional investors made a significant contribution to this amendment -

Matt Weintraub - Sure.

Jeffrey A. Mayer - Which I think reflect the confidence. But no, we are not limited at all.

Matt Weintraub - OK, fair enough. Also with respect to, obviously a lot has transpired over the last 13 months or so, longer term, what do you think in terms of some of these smaller tuck in acquisitions? How much do you think, obviously the current volatility in the market, obviously you guys have been spending a lot of time with your banks, going forward how big of a piece of that strategy it that going to be, in light of current market and some of the internal things that are going on?

Chaitu Parikh - Under the current amendments to the facility, we would have to have any tuck in acquisition would really have to get approved by the bank group at this point. So, we would continue to look at opportunities but right now I think we can just stay focus on our business.

Matt Weintraub - OK and also, just a final question. You had mentioned that given some of the customer attrition in Texas with the speed drop in electricity prices from switching amongst providers, not having to quantify, do you think that in terms of replacement versus attrition do you think it is fairly even or is it slightly skewed one way or the other?

Jeffrey A. Mayer - Can’t really say, one way or the other.  I mean, nobody knows what the future is going to bring and this is a risk of our business. Let’s not mince words, as we said and as we have always said, it’s a risk of our business, and in this particular case we have been doing our best to deal with it. But, we just don’t know what the future will bring.

Matt Weintraub - I was just thinking based upon your comment that it seems as if although you did lose some RCE’s you gained them back, I am trying to figure it out.

Jeffrey A. Mayer - We did, but I can’t give you the actual numbers or even when the offset would occur or, I certainly can’t guarantee that there isn’t more   that we are not going to lose more customers in the subsequent area and or that we are going to make up the additional customers. We’ll see what happens.  I want to give you the facts, but I don’t want to embellish them.

Matt Weintraub - Sure, understood. Appreciate it, thanks guys.

Jeffrey A. Mayer - Thank you.

Chaitu Parikh - Thanks Matt.

Operator -  Final question from the line of Joe B. Zembsch.  Please proceed.

Joe B. Zembsch - Just a couple quick follow ups. Firstly, can you give us an update on some of your smaller competitors as you did the last time? I think your last call you identified some bankrupt competitor in Georgia and whether or not you are seeing anymore of that or if you could potentially take up more share as a result of someone else’s demise? And then secondly, I just wanted to see if you can, why don’t you answer the first one first.

Jeffrey A. Mayer - As Chaitu noted a moment ago, I think it is safe say we are focusing on our core business now and I think it would be kind of idle speculation to think about our competitors and where they stand.  We did successfully acquire and integrate a company that was stressed in Georgia in early October as we reported in the past. Whether other opportunities appear like that, I don’t know whether we will be in a position to take advantage of them.  I don’t know.

Joe B. Zembsch - You have  mentioned that you had some disruption in Texas because of the hurricanes, I am wondering if you can quantify what the impact had been in the quarter?

Chaitu Parikh - We do not have any material impact on our financial results this quarter.

Joe B. Zembsch - OK. Thanks

Jeffrey A. Mayer - Yep.

Operator - And there are no further questions at this time I would like to turn the call back over to management for closing remarks.

Robi Artman-Hodge - If there are no further questions, I want to thank all of you for joining us today.  A replay of this conference call will be available starting tomorrow for the next 30 days at the Investor Relations link at www.mxholdings.com.   Additionally, a transcript of today’s teleconference on will be available within the next 10 days via the Investor Relations link at www.mxholdings.com as well.  We appreciate your continued interest in MXenergy and look forward to having you on future calls with us.  And we all want to wish you all, although a little bit early, a very safe and happy Thanksgiving.

Operator - Thanks for your participation in today’s conference.  This concludes the feature presentation. You may now disconnect. Have a great day.